Exhibit 10.13

TAX MATTERS AGREEMENT

by and between

DYNATRACE HOLDINGS, LLC,

and

COMPUWARE SOFTWARE GROUP LLC

Dated as of July [●], 2019

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	4
Section 1.2	References; Interpretation	11
Section 1.3	Effective Time	11

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1	Responsibility of Dynatrace and Mainframe to Prepare and File Tax Returns	11
Section 2.2	Tax Return Review Rights	12
Section 2.3	Time of Filing Tax Returns	13
Section 2.4	Costs and Expenses	13
Section 2.5	Section 336(e) Elections	13

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1	Responsibility for Payment of Taxes	14
Section 3.2	Timing of Payments of Taxes	14
Section 3.3	Notice	14
Section 3.4	Audits	15
Section 3.5	Mainframe Stub Period True-Up Payment	16

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1	Refunds	18
Section 4.2	Carrybacks	18
Section 4.3	Amended Tax Returns	18

ARTICLE V

INDEMNIFICATION

Section 5.1	Indemnification Obligations of Dynatrace	19
Section 5.2	Indemnification Obligations of Mainframe	19

ARTICLE VI

PAYMENTS

Section 6.1	Payments	19
Section 6.2	Payments Net of Tax Benefit Actually Realized and Tax Cost	19

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of the day of [●], 2019, by and between Dynatrace Holdings, LLC, a Delaware limited liability company (“Dynatrace”), and Compuware Software Group LLC, a Delaware limited liability company (“Mainframe”). Each of Dynatrace and Mainframe is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, in connection with the Distribution (as defined herein), the Parties desire to set forth their agreement as to the rights and obligations with respect to handling and allocating Taxes of the Parties and certain related matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:

(1)    “Affiliate” means a Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, none of the Parties or their respective Subsidiaries shall be considered an “Affiliate” of the other Party or their respective Subsidiaries (determined on the same basis).

(2)    “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Income Tax Law).

(3)    “Agreement” has the meaning set forth in the preamble hereto.

(4)    “Agreement Dispute” has the meaning set forth in Section 9.1.

(5)     “Audit” means any audit, assessment of Taxes, other examination by or on behalf of any Taxing Authority (including notices), proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations initiated by a Party or any of its Subsidiaries.

(6)    “Audit Management Party” means the Party responsible for administering and controlling an Audit pursuant to Section 3.4(a)(i) or 3.4(a)(ii).

(7)    “Business Day” means any day other than a Saturday, Sunday or a day on which banks are required to be closed in New York, New York.

(8)    “Code” means the Internal Revenue Code of 1986, as amended.

(9)    “Combined Income Tax Return” means any U.S. federal, state, local or non-U.S. consolidated, combined, unitary or similar Income Tax Return that actually includes, by election or otherwise, one or more members of the Dynatrace Group together with one or more members of the Mainframe Group, for a Pre-Distribution Tax Period or a Straddle Period.

(10)    “Combined Non-Income Tax Return” means any U.S. federal, state, local or non-U.S. consolidated, combined, unitary or similar Tax Return that is not an Income Tax Return and that actually includes, by election or otherwise, one or more members of the Dynatrace Group together with one or more members of the Mainframe Group, for a Pre-Distribution Tax Period or a Straddle Period.

(11)    “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of either Party (including its Affiliates) or its suppliers, distributors, customers, partners, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, either Party’s suppliers, distributors, customers, partners, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other intellectual property rights. Notwithstanding the foregoing, “Confidential Information” does not include (a) information that either Party can demonstrate was or has become generally available to the public other than as a result of disclosure by such Party or its Affiliates in breach of this Agreement, (b) information that is disclosed to a Party or its Affiliates, other than under an obligation of confidentiality, by a third party who, to the knowledge of such Party or its Affiliates, had no obligation not to disclose such information to others or (c) information that is independently developed after the date hereof by a Party or its Affiliates without the use of the other Party’s or its Affiliates’ Confidential Information.

(12)    “Distribution” means the Mainframe Spin, as defined in, and effected pursuant to the terms of, the Structuring Agreement.

(13)    “Distribution Date” means the date on which the Distribution is effected pursuant to the Structuring Agreement.

(14)    “Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Taxing Authority, whichever is applicable.

(15)    “Dynatrace” has the meaning set forth in the preamble hereto.

(16)    “Dynatrace Group” means Dynatrace and its Subsidiaries immediately after the Distribution.

(17)    “Dynatrace IPO” means the initial public offering of the common stock of Dynatrace (including its successor) as described in that certain Registration Statement on Form S-1 (SEC No. 333-232558), publicly filed by Dynatrace on July 5, 2019.

(18)    “Dynatrace Portion” means, (i) with respect to any Foreign Tax Credit attributable to Taxes paid by a member of the Mainframe Group, 0% of such Foreign Tax Credits and (ii) with respect to any Foreign Tax Credit attributable to Taxes paid by a member of the Dynatrace Group, 100% of such Foreign Tax Credits, other than any such Foreign Tax Credits described in clause (ii) of the definition of “Mainframe Portion.”

(19)    “Dynatrace Prepared Combined Tax Return” means a (i) any Combined Income Tax Return and (ii) any Combined Non-Income Tax Return, which shall in each case exclude, for the avoidance of doubt, Mainframe Separate Tax Returns and Dynatrace Separate Tax Returns.

(20)    “Dynatrace Separate Tax Returns” means any Tax Return required under applicable Law to be filed by any member of the Dynatrace Group that does not include any member of the Mainframe Group, for a Pre-Distribution Tax Period or a Straddle Period.

(21)    “Effective Time” means the time at which the Distribution becomes effective in accordance with the Structuring Agreement.

(22)    “Estimated Mainframe FY 2020 Tax Amount” has the meaning set forth in Section 3.5(a).

(23)    “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of:

(a)    a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States;

(b)    a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period;

(c)    any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or

(d)    any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(24)    “Final Mainframe FY 2020 Tax Amount” has the meaning set forth in Section 3.5(b).

(25)    “Foreign Tax Credit” means any credit against Taxes described in Code Section 901 or any similar or analogous provision of U.S. state or U.S. local Law to the extent available to offset a Tax liability in a True-Up Tax Period.

(26)    “Group” means the Dynatrace Group or the Mainframe Group, as applicable.

(27)    “Income Tax Returns” mean all Tax Returns that relate to Income Taxes.

(28)    “Income Taxes” mean all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real, or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes), or (ii) multiple bases (including, but not limited to, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above.

(29)    “Indemnified Party” means the Party that is or may be entitled pursuant to this Agreement to receive any payments (including reimbursement for Taxes or costs and expenses) from another Party or Parties to this Agreement.

(30)    “Indemnifying Party” means the Party that is or may be required pursuant to this Agreement to make indemnification or other payments (including reimbursement for Taxes and costs and expenses) to another Party to this Agreement.

(31)    “Intended Tax Treatment” means that the Distribution will be treated as a “disposition” of the equity of Mainframe and its applicable Subsidiaries, in each case within the meaning of Treasury Regulations Section 1.336-1(b)(5).

(32)    “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(33)     “Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any income tax treaty.

(34)    “Mainframe” has the meaning set forth in the preamble hereto.

(35)    “Mainframe Estimated Tax Payments” means an amount equal to $[●].

(36)    “Mainframe Group” means Mainframe and its Subsidiaries immediately after the Distribution.

(37)    “Mainframe Portion” means, (i) with respect to any Foreign Tax Credit attributable to Taxes paid by a member of the Mainframe Group, 100% of such Foreign Tax Credits and (ii) with respect to any Foreign Tax Credit attributable to Taxes paid by a member of the Dynatrace Group, an amount equal to the sum of (A) twenty-one percent (21%) of the aggregate amount of taxable income from sources without the United States (within the meaning of Code Section 904) recognized by a member of the Mainframe Group in a True-Up Tax Period and (B) twenty-one percent (21%) of one-third (1/3) of the aggregate amount of taxable income of the Dynatrace Group and the Mainframe Group from sources within the United States treated as taxable income from sources without the United States pursuant to Code Section 904(g) in a True-Up Tax Period; provided, for the avoidance of doubt, that in no event shall the amount described in this clause (ii) exceed (A) 100% of the Foreign Tax Credits attributable to Taxes described in Code Section 901(b)(1) paid by a member of the Dynatrace Group or (B) the amount of the applicable liability for Taxes attributable to the Mainframe Group in accordance with Section 3.5(c) (determined without regard to any Foreign Tax Credits described in this clause (ii)).

(38)    “Mainframe Separate Tax Returns” means any Tax Return required under applicable Law to be filed by any member of the Mainframe Group that does not include any member of the Dynatrace Group for a Pre-Distribution Tax Period or a Straddle Period.

(39)    “Mainframe Valuation” means the value ascribed to the Mainframe Group at the time of the Distribution, which valuation shall be delivered by Duff & Phelps (or such other nationally recognized valuation firm as mutually agreed by the Parties) as soon as reasonably practicable following the Distribution.

(40)    “Negotiation Period” has the meaning set forth in Section 9.1.

(41)    “Party” has the meaning set forth in the preamble hereto.

(42)    “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

(43)    “Post-Distribution Tax Period” means a Tax period beginning and ending after the Distribution Date.

(44)    “Post-Distribution Tax Return” means a Tax Return with respect to a Post-Distribution Tax Period.

(45)    “Pre-Distribution Tax Period” means a Tax period beginning and ending on or before the Distribution Date.

(46)    “Preparing Party” means the Party responsible for preparing a Tax Return under this Agreement.

(47)    “Preparation Standard” has the meaning set forth in Section 2.1(a).

(48)    “Straddle Period” means a Tax period beginning on or before the Distribution Date and ending after the Distribution Date.

(49)    “Structuring Agreement” means that certain Master Structuring Agreement, dated as of the date hereof, by and among Dynatrace, Mainframe and the other parties thereto (as it may be amended, modified or supplemented from time to time), together with the agreements, certificates and other instruments referred to therein.

(50)    “Subsidiary” means, with respect to any Person: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of clause (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity’s gains or losses or (ii) is the managing director or general partner of such business entity. The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

(51)    “Tax” or “Taxes” means (i) all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, and (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto. Whenever the term “Tax” or “Taxes” is used it shall include penalties, fines, additions to tax and interest thereon.

(52)    “Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, and all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax law.

(53)    “Tax Benefit Actually Realized” means, with respect to a Party and its Subsidiaries, a reduction in the amount of Taxes that are required to be paid or an increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise, such reduction or increase in refund due determined on an “actually realized” basis. For purposes of this definition, a Party or its Subsidiaries will be deemed to have “actually realized” such reduction or increase in refund due at the time the amount of Taxes such Party or any of its Subsidiaries is required to pay is reduced or the amount of any refund due is increased. The amount of any Tax Benefit Actually Realized shall be computed on a “with and without” basis. For the avoidance of doubt, a “Tax Benefit Actually Realized” shall not include a reduction in the amount of Taxes that are required to be paid or an increase in refund, in each case attributable to transactions undertaken in connection with the Dynatrace IPO (rather than attributable a claim giving rise to a payment pursuant to this Agreement).

(54)    “Tax Package” means Tax data and information relating to the operations of Mainframe and/or its Subsidiaries that is reasonably necessary to prepare and file any Combined Income Tax Return or any Combined Non-Income Tax Return.

(55)    “Tax Returns” mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Taxes.

(56)    “Taxing Authority” means any governmental authority or any subdivision, agency, commission, or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

(57)    “Treasury Regulations” mean the income tax and administrative regulations promulgated from time to time under the Code, as in effect for the relevant Tax Period.

(58)    “True-Up Tax Period” means any Straddle Period and any Pre-Distribution Tax Period that begins on or after April 1, 2019.

(59)    “U.S. Legacy Tax Liability” means any Tax imposed by the United States or any political subdivision thereof (including any U.S. state or locality), in each case arising with respect to a taxable period ending on or before March 31, 2015.

(60)    “U.S. Legacy Tax Return” means any Tax Return with respect to U.S. Legacy Tax Liabilities.

Section 1.2    References; Interpretation. Terms not otherwise defined herein shall have the meaning ascribed to them in the Structuring Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles and Sections shall be deemed references to Articles and Sections of this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless the context otherwise requires, the word “stock” or “shares” refers to any equity interests of the applicable entity for U.S. federal income tax purposes and any references to a Person include a reference to any successor to such Person.

Section 1.3    Effective Time. Notwithstanding that certain interrelated and intermediate internal transactions must be given effect prior to the Distribution, the agreements contained herein, including, but not limited to, the manner in which Taxes are shared amongst the Parties, shall be effective no earlier than and only upon the Effective Time.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1    Responsibility of Dynatrace and Mainframe to Prepare and File Tax Returns.

(a)    General.

(i)    To the extent not previously filed, and subject to the rights and obligations of each of the Parties set forth herein, Dynatrace shall prepare or cause to be prepared all Combined Income Tax Returns, Combined Non-Income Tax Returns, and Dynatrace Separate Tax Returns. Dynatrace shall file or cause to be filed all such Tax Returns with the applicable Taxing Authority to the extent a member of the Dynatrace Group is responsible under applicable Law for filing such Tax Returns, and Mainframe shall cooperate (or cause its Subsidiaries to cooperate) in the filing of such Tax Returns including to the extent a member of the Mainframe Group is responsible for filing such Tax Returns under applicable Law.

(ii)    To the extent not previously filed, and subject to the rights and obligations of each of the Parties set forth herein, Mainframe shall prepare or cause to be prepared all Mainframe Separate Tax Returns. Mainframe shall file or cause to be filed all such Tax Returns with the applicable Taxing Authority to the extent a member of the Mainframe Group is responsible under applicable Law for filing such Tax Returns, and Dynatrace shall cooperate (or cause its Subsidiaries to cooperate) in the filing of such Tax Returns including to the extent a member of the Dynatrace Group is responsible for filing such Tax Returns under applicable Law.

(iii)    All Tax Returns described in this Section 2.1(a) shall be prepared in a manner consistent with the past practice of Dynatrace and its Affiliates and Mainframe and its Affiliates, as applicable (unless otherwise required by applicable Law), and except as required by a Final Determination, the Intended Tax Treatment, the Mainframe Valuation and otherwise in a manner consistent with this Agreement (the “Preparation Standard”).

(b)    Tax Package. To the extent not previously provided, Mainframe shall (at its own cost and expense), to the extent that a Dynatrace Prepared Combined Tax Returns includes items of any member of the Mainframe Group, prepare and provide or cause to be prepared and provided to Dynatrace a Tax Package relating to such Tax Return. Such Tax Package shall be provided in a timely manner but in any event within forty-five (45) days of being requested by Dynatrace in writing. In the event Mainframe does not fulfill its obligations pursuant to this Section 2.1(b), Dynatrace shall be entitled (upon ten (10) days’ prior written notice to Mainframe, provided that Mainframe has not fulfilled its obligations by the end of such period), at the sole cost and expense of the Mainframe Group, to prepare or cause to be prepared the information required to be included in the Tax Package for purposes of preparing any such Tax Returns, and Mainframe shall cooperate with Dynatrace in providing all relevant information in accordance with Section 7.1.

Section 2.2    Tax Return Review Rights.

(a)    Dynatrace shall deliver to Mainframe a draft of any Dynatrace Prepared Combined Tax Return no later than thirty (30) days (reduced to twenty (20) days in the case of a state or local Tax Return) prior to the Due Date thereof. Dynatrace shall provide Mainframe and its representatives with access to any and all data and information reasonably necessary for its review of all such Tax Returns to the extent reasonably requested by Mainframe in writing. Subject to the preceding sentence, no later than ten (10) days (reduced to five (5) days in the case of a state or local Tax Return) after receipt of such Tax Returns, Mainframe shall have a right to object to such Dynatrace Prepared Combined Tax Return (or items with respect thereto) by written notice to Dynatrace, which written notice shall contain such disputed item (or items) and the basis for its objection in reasonable detail.

(b)    If Mainframe does not object by proper written notice within the time period described, such Tax Return shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.2. If Mainframe does object by proper written notice within such applicable time period, Dynatrace shall reflect Mainframe’s reasonable comments on such Tax Return; provided, however, that Dynatrace shall not be required to reflect comments to the extent such comments are inconsistent with the Preparation Standard or if Dynatrace determines in good faith such comments do not reflect a position “more likely than not” to be sustained. The Parties shall act in good faith to resolve any such dispute as promptly as practicable. If the Parties have not reached a final resolution with respect to all disputed items for which proper written notice was given within ten (10) days (or five (5) days in the case of a state or local Tax Return) prior to the Due Date for such Tax Return, then any disputed issues shall be submitted to a “Big Four Accounting Firm” or other nationally recognized accounting firm (excluding any firm involved in preparing such Tax Return) mutually agreed by the Parties for a final binding resolution. If such accounting firm has not reached a decision by the Due

Date, such Tax Return shall be filed as prepared by Dynatrace (with any agreed changes), and the Parties shall cooperate to file an amended Tax Return (at Dynatrace’s expense) if the accounting firm resolves the dispute in Mainframe’s favor.

Section 2.3    Time of Filing Tax Returns. Each Tax Return required to be filed under this Article II shall be filed on or prior to the Due Date for such Tax Return by the Party responsible for filing such Tax Return hereunder.

Section 2.4    Costs and Expenses. The party responsible for preparing any Tax Return or Tax Package under Section 2.1, 2.2, or 2.3 shall be responsible for the costs and expenses associated with preparing such Tax Return or Tax Package, except as otherwise specified in this Article II.

Section 2.5    Section 336(e) Elections.

(a)    Dynatrace and Mainframe (and their respective Affiliates, as applicable) shall make an election under Section 336(e) of the Code (and any similar election under state or local law) with respect to Mainframe and its Subsidiaries, as applicable, as a result of the “qualified stock disposition” (as defined in Treasury Regulations Section 1.336-1(b)(6)) pursuant to the Distribution in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 2.5 is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Distribution.

(b)    Within one hundred and twenty (120) days following the Distribution, Mainframe shall prepare and deliver to Dynatrace an allocation of the relevant “aggregate deemed asset disposition price” as determined under Treasury Regulations Section 1.336-3 among the assets of Mainframe and its applicable Subsidiaries as of the Effective Time for U.S. federal (and applicable state and local) income tax purposes, and, to the extent required by applicable Law, for non-U.S. Tax purposes (the “Allocation Statement”).

(c)    If, within thirty (30) days after the delivery of the Allocation Statement, Dynatrace notifies Mainframe that Dynatrace objects to the allocation set forth in the Allocation Statement (which notice shall specify in reasonable detail the items in dispute), Mainframe and Dynatrace shall seek in good faith to resolve such dispute within thirty (30) days (or such longer period as they may mutually agree). In the event that Mainframe and Dynatrace are unable to resolve such dispute within thirty (30) days (or such longer period as they may mutually agree), Mainframe and Dynatrace shall jointly retain, and cooperate in good faith with a “Big Four Accounting Firm” or other nationally recognized accounting firm to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected in the Allocation Statement shall be adjusted to reflect such resolution. The fees and expenses of the accounting firm shall be paid by Mainframe and Dynatrace in inverse proportion as they may each prevail on matters resolved by the accounting firm, which proportionate allocations shall also be determined by the accounting firm at the time the determination of the accounting firm is rendered on the merits of the matters submitted. In the event that Dynatrace notifies Mainframe in writing that it accepts the Allocation Statement, or does not notify Mainframe in writing of any objections to the Allocation Statement during such thirty (30) day period (or such longer period as they may mutually agree), Dynatrace shall be considered to have accepted the accuracy of the Allocation Statement delivered by Mainframe and the Allocation Statement shall be deemed final. Any adjustments to the aggregate deemed asset disposition price shall be reflected in the Allocation Statement in a manner consistent with applicable Tax Law as mutually agreed by the Parties (it being understood that no Party will unreasonably withhold, condition or delay such agreement).

(d)    The Parties shall file all Tax Returns in a manner consistent with the Allocation Statement, and no Party shall take any position in any Tax forum that is inconsistent with the Allocation Statement except to the extent required pursuant to a Final Determination.

ARTICLE III

RESPONSIBILITY FOR PAYMENT OF TAXES

Section 3.1    Responsibility for Payment of Taxes. Except as otherwise provided in this Agreement and subject to Section 3.5, without duplication: (a) Dynatrace shall have responsibility for (i) all Taxes shown on any Combined Income Tax Return or Combined Non-Income Tax Return, (ii) all Taxes shown on any Dynatrace Separate Tax Return and (iii) two-thirds (2/3) of any Taxes shown on any U.S. Legacy Tax Return, in each case including, without limitation, any additional Taxes payable with respect to any such Tax Return (including such Taxes payable in connection with any Audit); provided, for the avoidance of doubt, that Dynatrace shall not be responsible for Taxes described in clause (b)(ii), below, and (b) Mainframe shall have responsibility for (i) all Taxes shown on any Mainframe Separate Tax Return and (ii) one-third (1/3) of any Taxes shown on any U.S. Legacy Tax Return, including, without limitation, any additional Taxes payable with respect to any such Tax Return (including such Taxes payable in connection with any Audit); provided, for the avoidance of doubt, that Mainframe shall not be responsible for Taxes described in clause (a)(iii), above. If any Party responsible for the payment of Taxes under this Article III is not the Party responsible for the payment of such Taxes under applicable Law, such Party shall timely pay (or cause to be paid) to the Party responsible under applicable Law the Taxes for which it is responsible, as described in this Section 3.1, and the Party responsible for paying such Tax shall timely pay (or cause to be paid) over amounts received to the appropriate Taxing Authority.

Section 3.2    Timing of Payments of Taxes. All Taxes required to be paid or caused to be paid by a Party to a Taxing Authority pursuant to this Article III shall be paid or caused to be paid by such Party on or prior to the Due Date of such Taxes. All amounts required to be paid by one Party to another Party pursuant to this Article III shall be paid or caused to be paid by such first Party to such other Party in accordance with Article VI.

Section 3.3    Notice. Within twenty (20) Business Days after a Party or any of its Affiliates receives a written notice from a Taxing Authority of the existence of an Audit that may require indemnification pursuant to this Agreement, that Party shall notify the other Party of such receipt in writing and deliver such notice to the other Party via e-mail. The failure of one Party to notify the other Party of an Audit shall not relieve such other Party of any liability and/or obligation that it may have under this Agreement, except to the extent (and then only to the extent) that the Indemnifying Party’s rights under this Agreement are materially prejudiced by such failure.

Section 3.4    Audits.

(a)    Determination of Administering Party.

(i)    Subject to Sections 3.4(b) and 3.4(c), Dynatrace and its Subsidiaries shall administer and control all Audits of Combined Income Tax Returns and Combined Non-Income Tax Returns.

(ii)    Subject to Section 3.4(a)(iii), audits of Mainframe Separate Tax Returns, Dynatrace Separate Tax Returns and Post-Distribution Tax Returns shall be administered and controlled by the Party and its Subsidiaries that would be primarily liable under applicable Law to pay to the applicable Taxing Authority the Taxes resulting from such Audits. Audits of Post-Distribution Tax Returns shall not be subject to this Agreement.

(iii)    Notwithstanding Section 3.4(a)(ii) or anything herein to the contrary, audits of U.S. Legacy Tax Returns shall be administered and controlled by Dynatrace, and the costs and expenses arising with respect to such Audits shall be paid one-third (1/3) by Mainframe and two-thirds (2/3) by Dynatrace.

(b)    Administration and Control; Cooperation. The Audit Management Party must obtain the prior consent of the non-controlling Party (the “Non-Managing Party”), such consent not to be unreasonably withheld, conditioned or delayed, prior to contesting, litigating, compromising or settling any Audit related to an adjustment which the Non-Managing Party would reasonably be expected to become liable to make any indemnification payment under this Agreement. Unless waived by the Parties in writing, in connection with any potential adjustment in an Audit as a result of which adjustment the Non-Managing Party would reasonably be expected to become liable to make any indemnification payment under this Agreement to the Audit Management Party: (i) the Audit Management Party shall keep the Non-Audit Management Party informed in a timely manner of all material actions taken or proposed to be taken by the Audit Management Party with respect to such potential adjustment in such Audit; (ii) the Audit Management Party shall provide the Non-Managing Party copies of any written materials relating to such potential adjustment in such Audit received from any Taxing Authority; (iii) the Audit Management Party shall timely provide the Non-Managing Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Audit; (iv) the Audit Management Party shall consult with the Non-Managing Party (including, without limitation, regarding the use of outside advisors to assist with the Audit) and offer the Non-Managing Party a reasonable opportunity to comment before submitting to the applicable Taxing Authority any written materials prepared or furnished in connection with such potential adjustment in such Audit; and (v) the Audit Management Party shall defend such Audit diligently and in good faith. Unless waived by the Non-Managing Party in writing, the Audit Management Party shall provide the Non-Managing Party with written notice reasonably in advance of, and the Non-Managing Party shall have the right to attend, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any such potential adjustment.

(c)    Power of Attorney/Officer Signature. Each Party hereby appoints (and shall cause its Subsidiaries to appoint) the Audit Management Party (and its designated representatives) as its agent and attorney-in-fact to take the actions the Audit Management Party deems necessary or appropriate to implement the responsibilities of the Audit Management Party under this Agreement. Each Party also shall (or shall cause its Subsidiaries to) execute and deliver to the Audit Management Party a power of attorney, and such other documents relating to the matters set forth herein as are reasonably requested from time to time by the Audit Management Party (or its designee).

Section 3.5    Mainframe Stub Period True-Up Payment.

(a)    Notwithstanding the foregoing or anything herein to the contrary, within sixty (60) days following the filing of the Combined Income Tax Return that is the U.S. federal income Tax Return of the Dynatrace Group for the taxable year that includes the Distribution Date, Dynatrace shall prepare and deliver to Mainframe a calculation of the portion of the aggregate Tax liability with respect to such U.S. federal income Tax Return, along with a calculation of the portion of the aggregate Tax liability with respect to any other Combined Income Tax Return, for a True-Up Tax Period, in each case that is attributable to the Mainframe Group, calculated in accordance with Section 3.5(c) (the “Estimated Mainframe FY 2020 Tax Amount”).

(b)    If, within thirty (30) days after the delivery of the Estimated Mainframe FY 2020 Tax Amount, Mainframe notifies Dynatrace in writing that Mainframe objects to the calculation of the Estimated Mainframe FY 2020 Tax Amount (which notice shall specify in reasonable detail the items in dispute), Mainframe and Dynatrace shall seek in good faith to resolve such dispute within thirty (30) days (or such longer period as they may mutually agree). In the event that Mainframe and Dynatrace are unable to resolve such dispute within thirty (30) days (or such longer period as they may mutually agree), Mainframe and Dynatrace shall jointly retain, and cooperate in good faith with a “Big Four Accounting Firm” or other nationally recognized accounting firm to resolve the disputed items. Upon resolution of the disputed items, the calculation of the Estimated Mainframe FY 2020 Tax Amount shall be adjusted to reflect such resolution. The fees and expenses of the accounting firm shall be paid by Mainframe and Dynatrace in inverse proportion as they may each prevail on matters resolved by the accounting firm, which proportionate allocations shall also be determined by the accounting firm at the time the determination of the accounting firm is rendered on the merits of the matters submitted.    In the event that Mainframe notifies Dynatrace that it accepts the Estimated Mainframe FY 2020 Tax Amount, or does not notify the Dynatrace of any objections to the Estimated Mainframe FY 2020 Tax Amount during such thirty (30) day period, Mainframe shall be considered to have accepted the accuracy of the Estimated Mainframe FY 2020 Tax Amount delivered by Dynatrace and it shall be deemed final. The Estimated Mainframe FY 2020 Tax Amount as finally determined pursuant to this Section 3.5(b) shall be the “Final Mainframe FY 2020 Tax Amount.”

(c)    For purposes of calculating the Estimated Mainframe FY 2020 Tax Amount and the Final Mainframe FY 2020 Tax Amount, the amount of Taxes attributable to the Mainframe Group for any True-Up Tax Period shall be determined in a manner consistent with the past Tax Return filing practices of the Dynatrace Group or Mainframe Group, as applicable, with respect to the relevant Tax Return (including any past accounting methods, elections and conventions). Without limiting the generality of the foregoing, the Parties agree that the following rules and principles shall apply for purposes of determining the aggregate amount of liability for Taxes with respect to the applicable Tax Return and the portion of such liability attributable to the Dynatrace Group and the Mainframe Group:

(i)    The amount of such liability for Taxes attributable to the Dynatrace Group and the Mainframe Group (A) shall, subject to clause (B) and clause (C) below, be determined in a manner consistent with the principles of Section 1552(a)(1) of the Code and Treasury Regulations §§ 1.1502-12 and 1.1552-1(a)(1)(ii), applied as if the applicable Combined Income Tax Return included two members: the Dynatrace Group and the Mainframe Group, (B) with respect to the calculation of the liability for Taxes attributable to the Mainframe Group, shall take into account Tax Attributes generated by or arising with respect to the Mainframe Group and the Dynatrace Group that are available under applicable Law to reduce or offset such liability; provided that in the case of any Foreign Tax Credits, only the Mainframe Portion of such Foreign Tax Credits shall be taken into account for purposes of this clause (B), and (C) with respect to the calculation of the liability for Taxes attributable to the Dynatrace Group, shall take into account Tax Attributes generated by or arising with respect to the Dynatrace Group and the Mainframe Group that are available under applicable Law to reduce or offset such liability; provided that in the case of any Foreign Tax Credits, only the Dynatrace Portion of such Foreign Tax Credits shall be taken into account for purposes of this clause (C).

(ii)    In determining the aggregate amount of liability for Taxes with respect to the applicable Tax Return and the portion of such liability attributable to the Mainframe Group and the Dynatrace Group for any True-Up Tax Period, (x) the Parties shall include the results from operations arising from the business conducted by the Mainframe Group and the Dynatrace Group (or assets relating thereto) during such Tax Period without regard to whether such operations (or assets) were operated or owned by a member of the Mainframe Group or the Dynatrace Group prior to the Distribution, and (y) such amounts shall be calculated without taking into account any Tax liability attributable to the Distribution, any transaction related thereto, or any cost and expense arising with respect to the Distribution or such related transaction; provided that any acceleration of the time at which an item of taxable income, gain, loss, deduction or credit is recognized or otherwise taken into account for U.S. federal (or applicable state, local or non-U.S.) Tax purposes in connection with the Distribution, including, without limitation, any acceleration of the recognition of taxable income pursuant to Section 481 of the Code (or any similar state, local, or non-U.S. Law), shall be treated as attributable to the Distribution for purposes of this clause (y) and accordingly shall be disregarded in determining the aggregate amount of liability for Taxes with respect to the applicable Tax Return and the portion of such liability attributable to the Mainframe Group and the Dynatrace Group for any True-Up Tax Period.

(d)    If the Final Mainframe FY 2020 Tax Amount exceeds the Mainframe Estimated Tax Payments, Mainframe shall pay an amount equal to such excess by wire transfer of immediately available funds to Dynatrace within ten (10) days following the determination of the Final Mainframe FY 2020 Tax Amount pursuant to Section 3.5(b).

(e)    If Mainframe Estimated Tax Payments exceed the Final Mainframe FY 2020 Tax Amount, Dynatrace shall pay an amount equal to such excess by wire transfer of immediately available funds to Mainframe within ten (10) days following the determination of the Final Mainframe FY 2020 Tax Amount pursuant to Section 3.5(b).

ARTICLE IV

REFUNDS, CARRYBACKS AND AMENDED TAX RETURNS

Section 4.1    Refunds; Payments.

(a)    Refunds. If any Party or its Affiliates receive any refunds in any Post-Distribution Tax Period (including a credit or offset of Taxes actually utilized to decrease by use of the amount of such refund a Tax liability of a Party (as determined on a “with and without” basis)) that relate to Taxes of any member of the Dynatrace Group or the Mainframe Group (or any Affiliated Group of which any of them was a member) for any Pre-Distribution Tax Period or the portion of any Straddle Period ending at the end of the Pre-Distribution Period, such refund shall be allocated in the same manner as the underlying Tax is allocated pursuant to Section 3.1.

(b)    Payments. Any refund or portion thereof to which a Party is entitled pursuant to this Section 4.1 that is received or deemed to have been received as described herein by another Party, shall be paid by such other Party to such first Party in immediately available funds in accordance with Article VI.

Section 4.2    Carrybacks. Mainframe agrees (and will cause its Subsidiaries) not to carry back any Tax Attribute for any taxable period ending after the Distribution Date to a taxable period with respect to which a Combined Income Tax Return or Combined Non-Income Tax Return was filed, except as is required by applicable Law; provided that where such Tax Attribute is so required by applicable Law to be carried back, Dynatrace shall reimburse Mainframe for any Tax Benefit Actually Realized with respect to such Tax Attribute.

Section 4.3    Amended Tax Returns.

(a)    Notwithstanding Sections 2.1 and 2.2, a Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period or a Straddle Period for members of its Group shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner consistent with the Preparation Standard; and (ii) if such amended Tax Return could result in the other Party becoming responsible for a payment of Taxes (including pursuant to this Agreement), such amended Tax Return shall be permitted only if the prior written consent of such other Party is obtained. The consent of such other Party may be withheld in its sole discretion but shall be deemed to be obtained in the event that a Party or its Subsidiary is required to file an amended Tax Return as a result of an Audit adjustment that arose in accordance with Article VII.

(b)    A Party or its Subsidiary that is entitled to file an amended Tax Return for a Post-Distribution Tax Period shall be permitted to do so without the consent of any Party.

(c)    A Party that is permitted (or whose Subsidiary is permitted) to file an amended Tax Return shall not be relieved of any liability for payments pursuant to this Agreement notwithstanding that another Party consented thereto.

ARTICLE V

INDEMNIFICATION

Section 5.1    Indemnification Obligations of Dynatrace. Dynatrace shall indemnify Mainframe and its Affiliates and hold the indemnified party harmless from and against (without duplication):

(a)    all Taxes and other amounts for which the Dynatrace Group is responsible under this Agreement and any related Losses; and

(b)    all Taxes and Losses attributable to a breach of any representation, covenant, or obligation of Dynatrace under this Agreement.

Section 5.2    Indemnification Obligations of Mainframe. Mainframe shall indemnify Dynatrace and its Affiliates and hold them harmless from and against (without duplication):

(a)    all Taxes and other amounts for which the Mainframe Group is responsible under this Agreement and any related Losses; and

(b)    all Taxes and Losses attributable to a breach of any representation, covenant or obligation of Mainframe under this Agreement.

ARTICLE VI

PAYMENTS

Section 6.1    Payments. In the event that an Indemnifying Party is required to make a payment to an Indemnified Party pursuant to this Agreement, such payment shall be made to the Indemnified Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

Section 6.2    Payments Net of Tax Benefit Actually Realized and Tax Cost. All amounts required to be paid by one Party to another pursuant to this Agreement or the Structuring Agreement shall be reduced by the Tax Benefit Actually Realized by the Indemnified Party or its Affiliates in the taxable year the payment is made or any prior taxable year as a result of the claim giving rise to the payment. If the receipt or accrual of any such payment results in taxable income to the Indemnified Party or its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnified Party or its Affiliates shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

ARTICLE VII

COOPERATION AND EXCHANGE OF INFORMATION

Section 7.1    Cooperation and Exchange of Information. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) and in a timely manner (considering the other Party’s normal internal processing or reporting requirements) with all reasonable requests in writing from another Party hereto, or from an agent, representative, or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for refund, Audits, determinations of Tax Attributes and the calculation of Taxes or other amounts required to be paid hereunder, and any applicable financial reporting requirements of a Party or its Affiliates, in each case, related or attributable to or arising in connection with Taxes or Tax Attributes of any of the Parties or their respective Subsidiaries covered by this Agreement.

Section 7.2    Retention of Records. Subject to Section 8.1, if any of the Parties or their respective Subsidiaries intends to dispose of any documentation relating to the Taxes of the Parties or their respective Subsidiaries for which another Party to this Agreement may be responsible pursuant to the terms of this Agreement (including, without limitation, Tax Returns, books, records, documentation, and other information, accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities) prior to the seventh (7th) anniversary of the Distribution Date, such Party shall or shall cause written notice to the other Party describing the documentation to be destroyed or disposed of sixty (60) Business Days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at their expense during the succeeding sixty (60) day period.

Section 7.3    Transitional Services. Without limiting the generality of Section 7.1, the Dynatrace Group shall, at the Mainframe Group’s cost and expense, provide reasonable support services and other assistance reasonably requested by the Mainframe Group (consistent in all material respects with the assistance provided by the Dynatrace Group to the Mainframe Group prior to the Distribution) with respect to:

(a)    the preparation and filing of any Mainframe Separate Tax Return that is an Income Tax Return for a Pre-Distribution Tax Period or a Straddle Period; and

(b)    during the three (3) month period following the Distribution Date, the preparation and filing of any Mainframe Separate Tax Return that is not an Income Tax Return (including, for the avoidance of doubt, any such Tax Return with respect to a Post-Distribution Tax Period or any Straddle Period).

Section 7.4    Schedule of Tax Returns. To the best of the Parties’ knowledge as of the date hereof, Annex A sets forth (i) the jurisdictions in which Combined Income Tax Returns are to be filed following the Distribution with respect to Pre-Distribution Tax Periods and (ii) the U.S. state and local jurisdictions in which Dynatrace Separate Tax Returns and Mainframe Separate Tax Returns are to be filed following the Distribution with respect to Pre-Distribution Tax Periods; provided that the Parties acknowledge and agree that Annex A exists for the convenience of the Parties only and is not intended to affect the meaning or interpretation of any other provision in this Agreement.

ARTICLE VIII

ALLOCATION OF TAX ATTRIBUTES AND OTHER TAX MATTERS

Section 8.1    Allocation of Tax Attributes. Dynatrace shall in good faith advise Mainframe in writing of the portion, if any, of any Tax Attributes or other consolidated, combined or unitary attribute that Dynatrace determines shall be allocated or apportioned to each Group under applicable Law; provided, however, that such determination shall be made in a manner that is: (a) reasonably consistent with the past practices of the Parties; and (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations. Dynatrace agrees to provide Mainframe with all information reasonably supporting the Tax Attribute and other determinations made by Dynatrace pursuant to this Section 8.1.

Section 8.2    Allocation of Tax Items. For any Straddle Period, all determinations for purposes of this Agreement regarding the allocation of Income Tax items (other than Tax items arising on the Distribution Date but after the applicable Distribution that are outside the ordinary course of business) between the portion of a Straddle Period that ends on the Distribution Date and the portion that begins the day after the Distribution Date shall be made based on a closing of the books method under the principles of Treasury Regulation 1.1502-76 (and any similar rule under U.S. state, local or non-U.S. Law) as determined by Dynatrace on any Combined Income Tax Return, unless in each case the Parties agree otherwise in writing; provided, however, any Taxes in respect of actions taken outside the ordinary course of business on the date of the Distribution but after such Distribution shall be deemed to arise the day after such Distribution. Except for the transactions with respect to the Dynatrace IPO or as contemplated in the Structuring Agreement, (A) Mainframe shall not (and shall not permit any member of the Mainframe Group to) take any action outside the ordinary course of business on the date of the Distribution but after such Distribution and (B) Dynatrace shall not (and shall not permit any member of the Dynatrace Group to) take any action outside the ordinary course of business on the date of the Distribution but after such Distribution.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1    Negotiation.

(a)    In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the Chief Financial Officer of each Party (or such other senior-level employee designated by the Chief Financial Officer of each Party) shall negotiate for a maximum of thirty (30) days (or a mutually-agreed extension) (such period of days, the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute. The Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Section 9.1.

(b)    If the Parties are unable to reach Agreement with respect to any Agreement Dispute during the Negotiation Period, any Party shall be permitted to pursue any rights or remedies available to it at law, in equity or otherwise, provided such dispute shall be governed by Section 10.12, Section 10.13 and Section 10.14.

Section 9.2    Continuity of Performance. Unless otherwise agreed in writing, the Parties shall continue to perform under this Agreement during the course of dispute resolution under this Article IX with respect to all matters not subject thereto.

ARTICLE X

MISCELLANEOUS

Section 10.1    Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

Section 10.2    Survival. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms until performed in accordance therewith; provided, however, that all indemnification for Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 10.3    Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

To Dynatrace:

Dynatrace, Inc.

1601 Trapelo Road, Suite 116

Waltham, MA 02451

Attn: Kevin Burns, Chief Financial Officer; Craig Newfield, General Counsel

Email: kevin.burns@dynatrace.com; craig.newfield@dynatrace.com

To Mainframe:

c/o Compuware Corporation

1 Campus Martius

Detroit, MI 48226

Attn: Joe Aho, Chief Financial Officer; Kiley LePage, General Counsel

Email: joe.aho@compuware.com; Kiley.LePage@compuware.com

Section 10.4    Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.5    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets; provided, that the surviving entity of such merger or the transferee of such assets shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 10.6    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. For the avoidance of doubt, Dynatrace, Inc. shall become the successor to Dynatrace under this Agreement upon the conversion of Dynatrace from a limited liability company to a corporation in accordance with the Structuring Agreement.

Section 10.7    Termination and Amendment. This Agreement (including any indemnification obligations hereunder) may be terminated, at any time prior to the Effective Time by and in the sole discretion of Dynatrace without the approval of Mainframe. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.8    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Effective Time.

Section 10.9    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.10    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.11    Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions or other equitable relief to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.12    Governing Law. This Agreement shall be interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, statute or otherwise, shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction.

Section 10.13    Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware (the “Delaware Courts”), to resolve any Agreement Dispute that is not resolved pursuant to Section 9.1 or to prevent irreparable harm. Any judgment of the Delaware Courts may be enforced by any court of competent jurisdiction. Each of the Parties further agree that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.3 shall be effective service of process for any action, suit or proceeding in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.14    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15    Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure (as defined in the Structuring Agreement). A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 10.16    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.17    Changes in Law.

(a)    Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law.

(b)    If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date hereof, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 10.18    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.19    Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any member of the Mainframe Group, on the one hand, and any member of the Dynatrace Group, on the other hand (other than the Structuring Agreement or this Agreement), shall be or shall have been terminated as of the Effective Time and, after the Effective Time, none of such Parties (or their respective Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

Section 10.20    Exclusivity. Except as specifically set forth herein or in the Structuring Agreement, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement. In the event of a conflict between this Agreement or the Structuring Agreement with respect to such matters, this Agreement shall govern and control.

Section 10.21    Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.22    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.23    Confidentiality. Each Party shall maintain in strict confidence and shall not disclose to any third party (except to its Affiliates and representatives in connection with performing any duties as necessary for the other Party hereunder) any and all Confidential Information, except as may be necessary in order to comply with a requirement of Law, in which case the receiving party shall, if permissible, promptly notify the disclosing party of any such requirement and such disclosing party shall be permitted to seek (at its sole cost and expense) confidential treatment for such information; provided Dynatrace may disclose this Agreement in connection with the Dynatrace IPO and any Party may disclose this Agreement as may be required by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, including in each case the rules and regulations promulgated thereunder, or any other applicable securities Laws. With respect to any such Confidential Information, each of the Parties shall and shall cause its Affiliates and representatives to: (i) use the same degree of care in safeguarding the other Party’s Confidential Information as it uses to safeguard its own information which is proprietary and/or treated as confidential; and (ii) upon the discovery of any inadvertent disclosure or unauthorized use of the Confidential Information, or upon obtaining notice of such disclosure or use from the other Party, take or cause to be taken all necessary actions to prevent any further inadvertent disclosure or unauthorized use.

IN WITNESS WHEREOF, the Parties hereto have caused this Tax Matters Agreement to be executed the day and year first above written.

DYNATRACE HOLDINGS, LLC

By:
Name:
Title:

COMPUWARE SOFTWARE GROUP LLC

By:
Name:
Title: